Exhibit 99.1

Contact:

Robert A. Ramirez, CFO, 305-375-8005 or rramirez@thehackettgroup.com

The Hackett Group Announces Second Quarter Results

•	Q2 revenue of $53.7 million exceeds guidance with 15% sequential quarterly growth and 55% year over year growth

•	Pro forma EPS of $0.08 at high end of guidance

•	Board approves additional $5.0 million for Stock Repurchase Program

Miami, FL – August 10, 2010 - The Hackett Group, Inc. (NASDAQ: HCKT), a global strategic advisory and operations improvement consulting firm, today announced its financial results for the second quarter, which ended July 2, 2010.

Second quarter 2010 revenue was $53.7 million, a 55% increase from the same period in 2009. Pro forma diluted earnings per share were $0.08 for the second quarter of 2010, as compared to $0.02 for the same period in 2009. Pro forma information is provided to enhance the understanding of the Company’s financial performance and is reconciled to the Company’s GAAP information in the accompanying tables. GAAP diluted earnings per share were $0.10 for the second quarter of 2010, as compared to $0.00 for the same period in 2009.

At the end of the second quarter of 2010, the Company’s cash balances were $19.1 million. During the quarter ended July 2, 2010, the Company repurchased 682 thousand shares of its common stock at an average cost of $3.02 per share, for a total cost of approximately $2.1 million. On August 5, 2010 the Board of Directors increased the Company’s stock repurchase plan authorization by an additional $5.0 million. As a result, the Company’s current remaining authorization is approximately $7.4 million.

“We had an outstanding quarter with improved performance across all service groups,” stated Ted A. Fernandez, Chairman & CEO of The Hackett Group, Inc. “We feel that our offerings are well-aligned with the current economic recovery which requires organizations to stay highly focused on market conditions and strong operational execution.”

Based on the current economic outlook, the Company estimates total revenue for the third quarter of 2010 to be in the range of $51.5 million to $53.5 million, and estimates pro forma diluted earnings per share to be in the range of $0.07 to $0.09.

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Other Highlights

REL Working Capital Research – New working capital research was released by REL, a division of The Hackett Group, and CFO Magazine, showing that the impact of the global recession made it dramatically harder for the 1000 largest public companies in the U.S to collect from customers and manage inventory last year. The research, which was featured in a cover story in the June issue of CFO, showed that the largest U.S. companies saw working capital performance deteriorate by over 8% in 2009, the largest decline in more than 5 years. According to REL’s research, top performing companies collected from customers 17 days more quickly than typical companies in 2009. They also operated with less than half the inventory on hand, and extended payment terms by an additional 10 days.

Supplier Diversity Research – New research from Hackett found that while world-class procurement organizations continue to outperform their peers in driving supplier diversity spending, most companies still make major errors in how they operate and measure the performance of their supplier diversity efforts. Most rely on overly simplistic measures to evaluate the progress of supplier diversity programs, and never truly assess whether programs are meeting corporate objectives. Most companies also fail to consider whether having a few large suppliers or many smaller suppliers best supports their corporate goals.

SAP Qualifies Answerthink’s EzIMC™ solution – Answerthink, a division of The Hackett Group, Inc. (NASDAQ: HCKT) announced that its EzIMC offering for the industrial machinery and components industry is now a qualified SAP Business All-in-One partner solution. Answerthink’s EzIMC supports the entire business value chain from design to service, including product life-cycle management, order-to-cash management, supply chain planning and execution, engineer to order, make to order and/or make to stock strategies, procure to pay process, service management and financial management. The package is a completely preconfigured, documented, industry-specific, and ready-to-run version of the SAP ERP application combined with SAP Best Practices offerings and Answerthink’s expertise with industrial machinery and components companies.

At 5:00 P.M. ET on Tuesday, August 10, 2010 the senior management of The Hackett Group will host a conference call to discuss second quarter earnings results for the period ending July 2, 2010.

The number for the conference call is (800) 857-9601, [Passcode: Second Quarter, Leader: Ted A. Fernandez]. For International callers, please dial (210) 234-8000.

Please dial in at least 5-10 minutes prior to start time. If you are unable to participate on the conference call, a rebroadcast will be available beginning at 8:00 P.M. ET on Tuesday, August 10, 2010 and will run through 5:00 P.M. ET on Tuesday, August 24, 2010. To access the rebroadcast, please dial (866) 513-4383. For International callers, please dial (203) 369-1982.

In addition, The Hackett Group will also be webcasting this conference call live through the StreetEvents.com service. To participate, simply visit www.thehackettgroup.com approximately 10 minutes prior to the start of the call and click on the conference call link provided. An online replay of the call will be available after 8:00 P.M. ET on Tuesday, August 10, 2010 and will run through 5:00 P.M. ET on Tuesday, August 24, 2010. To access the replay, visit http://www.thehackettgroup.com or www.streetevents.com.

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About The Hackett Group, Inc.

The Hackett Group (NASDAQ: HCKT), a global strategic advisory and operations improvement consulting firm, is a leader in best practice advisory, benchmarking, and transformation consulting services including strategy and operations, working capital management, and globalization advice. Utilizing best practices and implementation insights from more than 4,000 benchmarking engagements, executives use The Hackett Group’s empirically-based approach to quickly define and implement initiatives to enable world-class performance. Through its REL group, The Hackett Group offers working capital solutions focused on delivering significant cash flow improvements. Through its Archstone Consulting group, The Hackett Group offers Strategy & Operations consulting services in the Consumer and Industrial Products, Pharmaceutical, Manufacturing and Financial Services industry sectors. Through its Hackett Technology Solutions group, The Hackett Group offers business application consulting services that help maximize returns on IT investments. The Hackett Group has completed over 5,000 benchmark studies with 2,700 major corporations and government agencies, including 97% of the Dow Jones Industrials, 73% of the Fortune 100, 73% of the DAX 30 and 50% of the FTSE 100.

More information on The Hackett Group is available: by phone at (770) 225-7300; by e-mail at info@thehackettgroup.com.

# # #

Copyright © 2010 The Hackett Group, Inc. All rights reserved. Answerthink, EzIMC as well as their respective logos are trademarks or registered trademarks of The Hackett Group, Inc.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and involve known and unknown risks, uncertainties and other factors that may cause The Hackett Group’s actual results, performance or achievements to be materially different from the results, performance or achievements expressed or implied by the forward-looking statements. Factors that impact such forward-looking statements include, among others, the ability of our products, services, or practices mentioned in this release to deliver the desired effect, our ability to effectively integrate acquisitions into our operations, our ability to retain existing business, our ability to attract additional business, our ability to effectively market and sell our product offerings and other services, the timing of projects and the potential for contract cancellations by our customers, changes in expectations regarding the information technology industry, our ability to attract and retain skilled employees, possible changes in collections of accounts receivable, risks of competition, price and margin trends, foreign currency fluctuations, changes in general economic conditions and interest rates as well as other risks detailed in our Company’s Annual Report on Form 10-K for the most recent fiscal year filed with the Securities and Exchange Commission. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Page 4 of 6 - The Hackett Group, Inc. Announces Second Quarter Results

The Hackett Group, Inc.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	Quarter Ended		Six Months Ended
	July 2, 2010	July 3, 2009	July 2, 2010	July 3, 2009
Revenue:
Revenue before reimbursements	$47,967	$31,382	$89,817	$67,372
Reimbursements	5,718	3,234	10,596	6,760

Total revenue	53,685	34,616	100,413	74,132

Costs and expenses:
Cost of service:
Personnel costs before reimbursable expenses (includes $593 and $529 and $1,208 and $1,089 of stock compensation expense in the quarters and six months ended July 2, 2010 and July 3, 2009, respectively)	29,307	20,381	56,056	42,655

Reimbursable expenses	5,718	3,234	10,596	6,760

Total cost of service	35,025	23,615	66,652	49,415

Selling, general and administrative costs (includes $563 and $218 and $825 and $324 of stock compensation expense in the quarters and six months ended July 2, 2010 and July 3, 2009, respectively)	14,908	10,791	28,150	23,630

Total costs and operating expenses	49,933	34,406	94,802	73,045

Income from operations	3,752	210	5,611	1,087
Other income (expense):
Non-cash acquisition earn-out shares re-measurement gain	784	—	1,727	—
Interest income	4	11	10	36
Loss on marketable investments	—	(35)	—	(35)

Income before income tax expense	4,540	186	7,348	1,088
Income tax expense	117	26	227	89

Net income	$4,423	$160	$7,121	$999

Basic net income per common share:
Net income per common share	$0.11	$0.00	$0.18	$0.03
Weighted average common shares outstanding	40,597	37,894	40,116	38,169

Diluted net income per common share:
Net income per common share	$0.10	$0.00	$0.17	$0.03
Weighted average common and common equivalent shares outstanding	42,548	38,070	41,919	38,387

Pro forma data (1):
Income before income tax expense	$4,540	$186	$7,348	$1,088
Non-cash acquisition earn-out shares re-measurement gain	(784)	—	(1,727)	—
Stock compensation expense	1,156	747	2,033	1,413
Amortization of intangible assets	515	172	975	332

Pro forma income before income taxes	5,427	1,105	8,629	2,833
Pro forma income tax expense	2,171	442	3,452	1,133

Pro forma net income	$3,256	$663	$5,177	$1,700

Pro forma basic net income per common share	$0.08	$0.02	$0.13	$0.04
Weighted average common shares outstanding	40,597	37,894	40,116	38,169

Pro forma diluted net income per common share	$0.08	$0.02	$0.12	$0.04
Weighted average common and common equivalent shares outstanding	42,548	38,070	41,919	38,387

(1)	The Company provides pro forma earnings results (which exclude the non-cash acquisition earn-out shares re-measurement gain, stock compensation expense and amortization of intangible assets, and include a normalized tax rate) as a complement to results provided in accordance with Generally Accepted Accounting Principles (GAAP). These non-GAAP results are provided to enhance the overall users’ understanding of the Company’s current financial performance and its prospects for the future. The Company believes the non-GAAP results provide useful information to both management and investors by excluding certain expenses that it believes are not indicative of its core operating results. The non-GAAP measures are included to provide investors and management with an alternative method for assessing operating results in a manner that is focused on the performance of ongoing operations and to provide a more consistent basis for comparison between quarters. Further, these non-GAAP results are one of the primary indicators management uses for planning and forecasting in future periods. In addition, since the Company has historically reported non-GAAP results to the investment community, it believes the continued inclusion of non-GAAP results provides consistency in its financial reporting. The presentation of this additional information should not be considered in isolation or as a substitute for results prepared in accordance with GAAP.

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The Hackett Group, Inc.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

(unaudited)

	July 2, 2010	January 1, 2010
	(unaudited)

ASSETS
Current assets:
Cash and cash equivalents	$17,380	$15,004
Accounts receivable and unbilled revenue, net	31,952	28,653
Prepaid expenses and other current assets	2,495	2,683

Total current assets	51,827	46,340

Restricted cash	1,680	1,475
Property and equipment, net	7,693	7,137
Other assets	3,732	4,871
Goodwill, net	75,655	76,712

Total assets	$140,587	$136,535

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$4,713	$3,674
Accrued expenses and other liabilities	26,024	31,231

Total current liabilities	30,737	34,905
Accrued expenses and other liabilities, non-current	2,249	3,378

Total liabilities	32,986	38,283

Shareholders’ equity	107,601	98,252

Total liabilities and shareholders’ equity	$140,587	$136,535

Page 6 of 6 - The Hackett Group, Inc. Announces Second Quarter Results

The Hackett Group, Inc.

Supplemental Financial Data

(unaudited)

	Quarter Ended
	July 2, 2010	April 2, 2010	July 3, 2009
Revenue Breakdown by Group:
(in thousands)

The Hackett Group (2) (3)	$39,325	$36,582	$24,596
Technology Solutions (4)	14,360	10,146	10,020

Total revenue	$53,685	$46,728	$34,616

Revenue Concentration:
(% of total revenue)

Top customer	7%	6%	7%
Top 5 customers	20%	21%	20%
Top 10 customers	30%	33%	31%

Key Metrics and Other Financial Data:

Total Company:
Consultant headcount (5)	655	623	507
Total headcount (5)	852	824	679
Days sales outstanding (DSO)	54	63	57
Cash provided by (used in) operating activities (in thousands)	$5,197	$788	$(1,337)
Depreciation (in thousands)	$444	$454	$525
Amortization (in thousands)	$515	$460	$172

The Hackett Group:
The Hackett Group annualized revenue per professional (in thousands) (5)	$380	$360	$327

Technology Solutions:
Technology Solutions consultant utilization rate (5)	81%	76%	60%
Technology Solutions gross billing rate per hour	$141	$107	$144

Share Repurchase Program:
Shares purchased in the quarter (in thousands)	682	33	163
Cost of shares repurchased in the quarter (in thousands)	$2,059	$83	$346
Average price per share of shares purchased in the quarter	$3.02	$2.51	$2.12
Remaining authorization (in thousands)	$3,437	$5,496	$4,495

(2)	Comparison of a client’s demand drivers, costs and practices to a peer group in order to empirically identify and define an organization’s ability to improve performance at a process level and to identify and compare business practices utilized by world-class performers. Additionally, strategic consulting support that utilizes Hackett best practice implementation content and tools to enable clients to accelerate transformation to world-class performance.
(3)	Annual or multi-year contracts that provide clients with on-demand access to world-class performance metrics, best practice repository, best practice research forums and conferences, and advice.
(4)	Best Practice Implementation of ERP Software, which is primarily Oracle and SAP, and business performance management solutions, which is primarily EPM Oracle.
(5)	Certain items in the quarter ended April 2, 2010 have been reclassified to conform with the July 2, 2010 presentation.